UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Blackstone Multi-Strategy Hedge Fund L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	41-2436049
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Park Avenue New York, New York 10154
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): None

Securities to be registered pursuant to Section 12(g) of the Act:

Class N Limited Partnership Units

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Class N Units (“Class N Units,” together with such other classes, or series of classes, of limited partnership units offered by the Fund, the “Units”) of Blackstone Multi-Strategy Hedge Fund L.P. (the “Registrant,” the “Fund,” “we,” “us,” or “our”).

The Class N Units have equal rights and privileges with the Registrant’s Class S Units, Class D Units and Class I Units, which were previously registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a Registration Statement on Form 10, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 17, 2025 and amended on January 15, 2026 (the “Form 10 Registration Statement”), except for differences in the fees applicable to such Class N Units and the availability of such Class N Units to investors as described further below.

There is currently no market for our Units, and we do not expect that a market for our Units will develop in the future. We do not intend for the Units to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Units.

Under the terms of the Fund’s amended and restated limited partnership agreement (as may be amended, supplemented, restated or otherwise modified from time to time, the “Partnership Agreement”), unitholders shall be entitled to the same limited liability extended to limited partners of limited partnerships formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq. (the “DRULPA”). The Partnership Agreement provides that no unitholder shall have any personal liability whatsoever in its capacity as a limited partner, whether to the Fund, to any of the other partners therein, or to the creditors of the Fund, for the debts, liabilities, contracts or other obligations of the Fund or for any losses of the Fund. Except for limited consent rights described in the Partnership Agreement, no unitholder (in its capacity as such) has the right or power to vote or participate in the management or affairs of the Fund, nor does any unitholder have the right or power to sign for or bind the Fund. The Partnership Agreement further provides that the exercise by any unitholder of any right conferred under the Partnership Agreement will not be construed to constitute participation by such unitholder in the control of the business of the Fund so as to make such unitholder liable as a general partner for the debts and obligations of the Fund for purposes of the DRULPA. To the fullest extent permitted by law, no unitholder owes any duty (fiduciary or otherwise) to the Fund or any other unitholder or Blackstone Alternative Asset Management Associates LLC (the “General Partner”) as a result of such unitholder’s status as a unitholder, other than to act in accordance with the implied contractual covenant of good faith and fair dealing (to the extent required by law); provided, that this in no way limits any express obligations of a unitholder provided for under the Partnership Agreement or in such unitholder’s subscription agreement.

The Class N Units are available through certain financial intermediaries through which a unitholder is placed in the Fund that may charge upfront selling commissions, placement fees, subscription fees or other similar fees (“Subscription Fees”) of up to 2.0% of the transactional net asset value of Class N Units. The Fund pays Blackstone Securities Partners L.P., the dealer manager for the continuous private offering (the “Dealer Manager”), ongoing servicing fees (“Servicing Fees”) with respect to our outstanding Class N Units equal to 0.50% per annum of the aggregate net asset value of our outstanding Class N Units as of the last day of each month. The Dealer Manager anticipates that all or a portion of the Servicing Fees will be retained by, or reallowed (paid) to, participating brokers or other financial intermediaries. The Subscription Fees are not payable in respect of any Class N Units sold pursuant to our distribution reinvestment plan, but such Class N Units will be charged the Servicing Fees payable with respect to all our outstanding Class N Units.

The Class N Units do not confer the unitholders with a right to nominate, remove or participate in the appointment of directors of the Registrant.

Although the Fund does not expect to declare distributions, the Fund may declare distributions from time to time as authorized by the General Partner. Any distributions the Fund makes are at the discretion of the General Partner, considering factors such as earnings, cash flow, capital needs, taxes and general financial condition and the requirements of applicable law. As a result, the Fund’s distribution rates and payment frequency may vary from time to time. There is no assurance that we will pay distributions in any particular amount, if at all. Unitholders of record as of the record date will be eligible for distributions declared. The per Unit amount of such distributions on the Units may differ if different class- or series-specific fees and expenses are deducted from the gross distributions for each class or series of a class.

The foregoing description is a summary of the material terms and provisions that apply to the Class N Units. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Partnership Agreement, a copy of which is filed as Exhibit 3.1 to this registration statement and incorporated herein by reference. For a further description of the Units, reference is made to “Item 1. Business–(c) Description of Business–Unit Redemption Plan” and “Item 11. Description of Registrant’s Securities to be Registered” in the Fund’s Form 10 Registration Statement, which is incorporated by reference herein, as such description may be updated from time to time in the Registrant’s subsequent filings with the SEC.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Limited Partnership Agreement, dated as of July 29, 2026 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 4, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 25, 2026

Blackstone Multi-Strategy Hedge Fund L.P.

By:	/s/ Gregory Uffner
Name: Gregory Uffner
Title: Chief Legal Officer